RB International Finance USA

NOTICE OF DEFAULT, DEMAND FOR PAYMENT AND RESERVATION OF RIGHTS

October 4, 2012

VIA FACSIMILE (804-458-7921) AND FEDERAL EXPRESS
Regional Enterprises, Inc.
410 Water Street
Hopewell, Virginia 23860
Attn: Mr. Ian Bothwell

Re: RB International Finance (USA) LLC

Dear Mr. Bothwell:

We refer to (i) our letter dated September 14, 2012 (the "Previous Default Letter") and (ii) the Loan Agreement dated as of July 26, 2007 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") between Regional Enterprises, Inc. (as successor by assumption of obligations to Rio Vista Energy Partners L.P., the "Borrower") and RB International Finance (USA) LLC (f/k/a RZB Finance LLC, "RB International"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Further to the Previous Default Letter, this letter again constitutes notice that an Event of Default has occurred and is continuing under Section 7.1(A)(2) of the Loan Agreement as a result of the Borrower's failure to pay, in accordance with Section 2.2(C)(2) of the Loan Agreement, interest on the Loans in the amount of $10,619.65, which was due and payable on September 4, 2012. This letter also constitutes notice that an additional Event of Default has occurred and is continuing under Section 7.1(A)(1) of the Loan Agreement as a result of the Borrower's failure to pay, in accordance with Section 2.4(B) of the Loan Agreement, principal on the Loans in the amount of $90,000, which was due and payable on October 1, 2012.

Under the express terms of the Loan Agreement, RB International hereby declares all Obligations under and in connection with the Loan Agreement, the Notes and the other Loan Documents immediately due and payable. Accordingly, RB International hereby demands the immediate payment in full in cash of all of such Obligations. As of the date hereof, principal and interest owing by the Borrower under the Loan Documents equals $109,102.22. Additional amounts for fees, expenses and other costs are also owing by the Borrower as of the date hereof.

From and after the date hereof, interest shall accrue on all amounts owing by the Borrower under and in connection with the Loan Agreement and the other Loan Documents at the Default Rate. All such interest is payable on demand.

Should the Borrower desire to avoid the exercise of remedies by RB International (including, without limitation, foreclosure proceedings in respect of the property covered by the Mortgage), we are willing to speak to you about the Events of Default described above. However, our willingness to have such a conversation is not, and shall not be construed to be, an agreement, obligation or commitment in any way on the part of RB International to delay, or not otherwise immediately pursue, the exercise of its rights and remedies. Any such conversation shall be conducted by phone with full reservation of all of RB International's rights and remedies under the Loan Documents, and our New York and Virginia counsel will participate in the discussion. Please note that we have been consulting with our counsel on the procedure for foreclosing on the property covered by the Mortgage and other Collateral.

Neither this letter (including, without limitation, the immediately preceding paragraph and our willingness to participate in a conversation as set forth therein) nor the prior or future collection of any principal, interest or fees by RB International shall be construed to (i) limit RB International's right to demand any and all other sums which are or may hereafter become due and payable under the Loan Documents or otherwise, including, without limitation, costs of collection, costs of enforcement and attorneys' fees, (ii) waive any Default or Event of Default (whether described herein or otherwise) or (iii) waive, limit, prejudice or otherwise adversely affect any rights, remedies, privileges or powers of RB International under the Loan Agreement, the Security Documents or the other Loan Documents, or applicable law or at equity, all of which are hereby expressly reserved.

Pursuant to the Assignment of Leases and Rents dated July 26, 2007, recorded in the Clerk's Office of the Circuit Court of Hopewell, Virginia (the "Clerk's Office") as Instrument No. 070002628, as modified by a Modification to Assignment of Leases and Rents dated October 9, 2009, recorded in the Clerk's Office as Instrument No. 090002207, the Borrower has assigned, as additional security, any and all rents due upon the property described therein. Therefore, demand is hereby made for the immediate payment to RB International of any and all rents due upon the subject property. The Borrower is further cautioned that pursuant to the terms of the Security Documents and by statute, the Borrower must maintain the improvements on the property in tenantable condition and ensure that no waste shall be committed or suffered upon the property. Additionally, the Borrower is hereby directed to commence the process to assemble all Collateral for review and inspection by RB International or its agents.

No failure to exercise and no delay in exercising, on the part of RB International, any right, remedy, power or privilege under the Loan Agreement, the Security Documents or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege (including, without limitation, the right of RB International to foreclose on any and all collateral covered by the Mortgage or otherwise). All such rights, remedies, powers and privileges are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

The Borrower is advised that no oral communication from or on behalf of RB International or by any Person shall constitute any agreement, commitment or evidence of any

assurance or intention of RB International with respect to any of the Loan Documents. Any agreement, commitment, assurance or intention of RB International with respect to the Loan Documents shall be effective only if in writing and duly executed on behalf of RB International. Furthermore, any prior or current discussions or course of conduct between the Borrower and RB International shall not (and has not been intended to) constitute a waiver of any Default or Event of Default (including, without limitation, the Events of Default described herein) or any rights, remedies, powers or privileges of RB International or an amendment or modification of the Loan Agreement, any Security Document or any of the other Loan Documents.

Very truly yours,

RB INTERNATIONAL FINANCE (USA) LLC

By: ____________________ Nancy Remini
Vice President

By: ____________________ PEARL GEFFERS
FIRST VICE PRESIDENT

cc: Central Energy Partners L.P.
8150 North Central Expressway
Suite 1525
Dallas, Texas 75206
Attention: Imad K. Anbouba (fax: 214-360-7486)
Carter Montgomery

Dan P. Matthews, VP & GM Regional

Stephen J. Angelson, Esq.
Duffy Myrtetus, Esq.
Hazel Wong, Esq.